Summer Infant, Inc. Reports Second Quarter 2014 Results

Reports Sequential Growth in Both Revenue and EPS; Gross Margin Improves 80 Bps; Expects Continued Sequential Top- and Bottom-Line Improvement

WOONSOCKET, RI -- (Marketwired - August 14, 2014) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR), a global leader in the premium juvenile product market, today announced financial results for the second quarter ended June 30, 2014.

Management Comments

"We performed as planned in the second quarter, growing revenue and EPS on a sequential basis," said President and Chief Executive Officer Carol Bramson. "We also made significant progress in executing on our growth strategy, especially in the areas of talent acquisition and product innovation."

"We are seeing strong demand in our markets, both in-store and online, and we are capitalizing on positive trends with innovative new products. Two products that performed especially well in the second quarter were our WiFi video monitors and the 3D Lite stroller platform. As a result, sales increased 3.4% from the first quarter of 2014. We also are making good progress on the bottom line. As projected, we had another quarter of positive net income and expect this to continue in the future. Gross margins improved 80 basis points from Q1 2014 to 33.2% and increased 160 basis points from Q2 a year ago."

"Looking ahead, we continue to expect to grow both revenues and EPS on a sequential basis as we capitalize on strong customer demand and increasing consumer acceptance of our innovative products. We see excellent opportunities for growth within our existing large retail customers as well as through ecommerce, international and specialty retail channels," concluded Bramson.

Second-Quarter Results

Net revenues for the second quarter of 2014 were $52.6 million compared with $50.8 million in the first quarter of 2014 and $53.8 million for the second quarter of 2013.

Gross profit for the second quarter of 2014 was $17.4 million compared with $16.4 million in the first quarter of 2014 and $17.0 million in the second quarter of 2013. The sequential and year-over-year increase in gross profit dollars is attributable to the mix of products sold, primarily driven by the nursery and monitor product categories, fewer close out sales and cost-reduction actions.

Gross profit as a percentage of net sales was 33.2% for the second quarter of 2014 compared with 32.4% in the first quarter of 2014 and 31.6% in the second quarter of 2013.

Selling expenses were $4.9 million for the second quarter of 2014 compared with $4.4 million in the first quarter of 2014 and $5.6 million for the second quarter of 2013. The year-over-year decrease was primarily attributable to improved management of programming costs and lower royalty costs due to the Company's strategy to discontinue certain licensing agreements.

The Company reported net income of $0.3 million, or $0.02 per diluted share, in the second quarter of 2014, compared with $0.2 million, or $0.01 per diluted share, in the first quarter of 2014 and a net loss of $0.3 million, or a loss of $0.02 per share, in the second quarter of 2013.

Adjusted EBITDA for the second quarter of 2014 was $3.4 million compared with $3.8 million in the first quarter of 2014 and $3.3 million in the second quarter of 2013. Adjusted EBITDA for the second quarter of 2014 includes $0.4 million in permitted add back charges compared with $1.0 million in the first quarter of 2014 and $0.8 million in the second quarter of 2013.

Adjusted EBITDA is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Balance Sheet Highlights

As of June 30, 2014, the Company had approximately $1.6 million of cash and $49.5 million of debt compared with $1.6 million of cash and $49.7 million of debt on December 31, 2013.

Inventory at June 30, 2014 was $46.1 million compared with $38.4 million at December 31, 2013. Trade Receivables as of June 30, 2014 was $41.4 million compared with $34.6 million as of December 31, 2013. Accounts Payable and Accrued Expenses as of June 30, 2014 was $43.8 million compared with $31.7 million as of December 31, 2013. The Company procures its inventory on credit terms and its current practice is to submit payments weekly.

Conference Call Information

Summer Infant, Inc. will host a conference call today, Thursday, August 14, 2014 at 5:00 p.m. Eastern Time, to discuss financial results. This live webcast can be accessed by visiting the "Investor Relations" section of the Company's website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (877) 407-5790 or (201) 689-8328. An archive of the webcast will be available on the Company's website for approximately one year.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile products for ages 0-3 years, which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, nursery furniture, infant feeding products, and car seats. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including adjusted EBITDA, adjusted net income and adjusted earnings per share. (i) Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release and (ii) adjusted net income and adjusted earnings per share mean net income excluding certain items as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions, and include statements regarding the Company's expectations regarding (i) continuing to report positive net income, (ii) growing both revenues and EPS on a sequential basis as the Company capitalizes on strong customer demand and increasing consumer acceptance of its innovative products, and (iii) opportunities for growth within existing large retail customers as well as through ecommerce, international and specialty retail channels. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's ability to continue to control costs and expenses; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop, market and launch new products; the Company's ability to grow sales with existing and new customers; the Company's ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)
                        Three Months Ended              Six Months Ended
               -----------------------------------  -----------------------
                 June 30,   March 31,    June 30,     June 30,    June 30,
                   2014        2014        2013         2014        2013
               ----------- ----------- -----------  ----------- -----------

Net revenues   $    52,556 $    50,814 $    53,779  $   103,370 $   112,897
Cost of goods
 sold               35,113 $    34,365      36,800       69,477      77,339
               ----------- ----------- -----------  ----------- -----------
Gross profit   $    17,443 $    16,449 $    16,979  $    33,893 $    35,558
General &
 administrative
 expenses(1)         9,904       9,492       9,287       18,853      18,898
Selling expense      4,874       4,412       5,594        9,829      11,198
Depreciation
 and
 amortization        1,369       1,393       1,627        2,763       3,417
               ----------- ----------- -----------  ----------- -----------
Operating
 income        $     1,296       1,152 $       471  $     2,448 $     2,045
Interest
 expense               834         867         928        1,701       2,183
               ----------- ----------- -----------  ----------- -----------
Income (loss)
 before taxes  $       462 $       285 $      (457) $       747 $      (138)
Provision
 (benefit) for
 income taxes          147          96        (153)         243        (278)
               ----------- ----------- -----------  ----------- -----------
  Net Income
   (loss)      $       315 $       189 $      (304) $       504 $       140
               =========== =========== ===========  =========== ===========
Earnings (loss)
 per diluted
 share         $      0.02 $      0.01 $     (0.02) $      0.03 $      0.01

Shares used in
 fully diluted
 EPS            18,124,930  17,987,969  17,905,147   18,042,099  17,973,666

Reconciliation
 of Non-GAAP
 EBITDA

Net Income
 (loss)        $       315 $       189 $      (304) $       504 $       140
Plus: interest
 expense               834         867         928        1,701       2,183
Plus: provision
 (benefit) for
 income taxes          147          96        (153)         243        (278)
Plus:
 depreciation
 and
 amortization        1,369       1,393       1,627        2,763       3,417
Plus: non-cash
 stock based
 compensation
 expense               290         254         338          543         516
Plus: permitted
 add-backs(2)          402         956         835        1,358       1,239
               ----------- ----------- -----------  ----------- -----------
  Adjusted
   EBITDA      $     3,357 $     3,755 $     3,271  $     7,112 $     7,217
               =========== =========== ===========  =========== ===========

Reconciliation
 of Adjusted
 EPS
Net Income
 (loss)        $       315 $       189 $      (304)         504 $       140
Plus: permitted
 add-backs(3)          271         635         551          917         855
Plus:
 unamortized
 deferred
 financing
 costs (4)               -           -           -            -         223
Plus: loss on
 close-out
 sales in
 January and
 February                -           -           -            -          88
               ----------- ----------- -----------  ----------- -----------
  Adjusted Net
   Income      $       586 $       824 $       247  $     1,421 $     1,306
               =========== =========== ===========  =========== ===========
  Adjusted
   Earnings per
   diluted
   share       $      0.03 $      0.05 $      0.01  $      0.08 $      0.07

(1) Includes stock option expense

(2) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended June 30, 2014 consisted of BOD Fees ($155), Carter's donations ($150) special projects ($58) & severance costs ($39). Permited add-backs for the three months ended March 31, 2014 include severance related costs ($681), Board Fees ($191), loss on certain close-out sales ($69), and special projects ($15). Permitted add-backs for the three months ended June 30, 2013 consisted of losses on certain close-out sales ($305), severance costs ($139), Board Fees ($133), Disney-related scrap ($132), special projects ($113) and consulting fees ($13). Permitted add-backs for the six months ended June 30, 2014 include severance costs ($720), Board Fees ($346), Carter's scrap/donations ($219) & special projects ($73). Permitted add-backs for the six months ended June 30, 2013 consisted of losses on certain close-out sales ($421), consulting fees ($242), severance costs ($175), Board Fees ($141), Disney-related scrap ($132) and special projects ($128).

(3) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended June 30, 2014 consisted of Board Fees (Gross $155/Net $105), Carter's donations (Gross $150/Net $101), special projects (Gross $58/Net $39) and severance costs (Gross $39/Net $26). Permitted add-backs for the three months ended March 31, 2014 include severance related costs (Gross $681/Net $452), Board Fees (Gross $191/Net $127), loss on certain close-out sales (Gross $69/ Net $46) and special projects (Gross $15/Net $10). Permitted add-backs for the three months ended June 30, 2013 consisted of losses on certain close-out sales (Gross $305/Net $201), severance costs (Gross $139/Net $92), Board Fees (Gross $133/Net $88), Disney-related scrap (Gross $132/Net $87), special projects (Gross $113/Net $74) and consulting fees (Gross $13/Net $9). Permitted add-backs for the six months ended June 30, 2014 include (Gross $720/Net $486), Board Fees (Gross $346/Net $234), Carter's scrap/donations (Gross $219/Net $148) & special projects (Gross $73/Net $49). Permitted add-backs for the six months ended June 30, 2013 consisted of losses on certain close-out sales (Gross $421/Net $291), consulting fees (Gross $242/Net $167) severance costs (Gross $175/Net $121), Board Fees (Gross $141/Net $97), Disney-related scrap (Gross $132/Net $91), and special projects (Gross $128/Net $88)

(4) Write off of unamortized deferred financing costs for Bank of America retired loan, (Gross $338/Net $223).

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands)

                                                    June 30,    December 31,
                                                      2014          2013
                                                  -----------  -------------
                                                   (unaudited)

Cash and cash equivalents                         $     1,632  $       1,573
Trade receivables, net                                 41,434         34,574
Inventory, net                                         46,055         38,378
Property and equipment, net                            13,814         14,796
Other intangible assets, net                           21,236         21,575
Other assets                                            4,240          4,471
                                                  -----------  -------------
                                     Total assets $   128,411  $     115,367
                                                  ===========  =============

Accounts payable and accrued expenses             $    43,839  $      31,730
Current portion of long-term debt                       1,748          1,962
Long term debt, less current portion                   47,707         47,756
Other long term liabilities                             3,154          3,289
Deferred tax liability                                  3,138          3,140
                                                  -----------  -------------
                                Total liabilities $    99,586  $      87,877

                       Total stockholders' equity      28,825         27,490
                                                  -----------  -------------
       Total liabilities and stockholders' equity $   128,411  $     115,367
                                                  ===========  =============

Contact:

Paul Francese
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6572

or

David Calusdian
Sharon Merrill Associates, Inc.
(617) 542-5300
SUMR@investorrelations.com